UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 13D

Under the Securities Exchange Act of 1934*

(Amendment No. 3)

FGL Holdings

(Name of Issuer)

Ordinary Shares

(Title of Class of Securities)

G3402M 102

(CUSIP Number)

John G. Finley The Blackstone Group Inc. 345 Park Avenue New York, NY 10154 (212) 583-5000	Marisa Beeney GSO Capital Partners LP 345 Park Avenue New York, NY 10154 (212) 503-2100
(Name, Address and Telephone Number of Person Authorized to Receive Notices and Communications)

June 1, 2020

(Date of Event which Requires Filing of this Statement)

If the filing person has previously filed a statement on Schedule 13G to report the acquisition that is the subject of this Schedule 13D, and is filing this schedule because of §§240.13d-1(e), 240.13d-1(f) or 240.13d-1(g), check the following box:  ☐

NOTE: Schedules filed in paper format shall include a signed original and five copies of the schedule, including all exhibits. See Rule 240.13d-7 for other parties to whom copies are to be sent.

*

The remainder of this cover page shall be filled out for a reporting person’s initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be “filed” for the purpose of Section 18 of the Securities Exchange Act of 1934 (“Act”) or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No. G3402M102	SCHEDULE 13D

1	NAMES OF REPORTING PERSONS CFS Holdings (Cayman), L.P.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions) (a) ☒ (b) ☐
3	SEC USE ONLY
4	SOURCE OF FUNDS (See Instructions) OO
5	CHECK IF DISCLOSURE OF LEGAL PROCEEDING IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e) ☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION Cayman Islands, British West Indies
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER 0
	8	SHARED VOTING POWER 0
	9	SOLE DISPOSITIVE POWER 0
	10	SHARED DISPOSITIVE POWER 0
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 0
12	CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (See Instructions) ☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 0.0%
14	TYPE OF REPORTING PERSON (See Instructions) PN

CUSIP No. G3402M102	SCHEDULE 13D

1	NAMES OF REPORTING PERSONS CFS Holdings II (Cayman), L.P.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions) (a) ☒ (b) ☐
3	SEC USE ONLY
4	SOURCE OF FUNDS (See Instructions) OO
5	CHECK IF DISCLOSURE OF LEGAL PROCEEDING IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e) ☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION Cayman Islands, British West Indies
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER 0
	8	SHARED VOTING POWER 0
	9	SOLE DISPOSITIVE POWER 0
	10	SHARED DISPOSITIVE POWER 0
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 0
12	CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (See Instructions) ☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 0.0%
14	TYPE OF REPORTING PERSON (See Instructions) PN

CUSIP No. G3402M102	SCHEDULE 13D

1	NAMES OF REPORTING PERSONS CFS Holdings (Cayman) Manager L.L.C.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions) (a) ☒ (b) ☐
3	SEC USE ONLY
4	SOURCE OF FUNDS (See Instructions) OO
5	CHECK IF DISCLOSURE OF LEGAL PROCEEDING IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e) ☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION Cayman Islands, British West Indies
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER 0
	8	SHARED VOTING POWER 0
	9	SOLE DISPOSITIVE POWER 0
	10	SHARED DISPOSITIVE POWER 0
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 0
12	CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (See Instructions) ☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 0.0%
14	TYPE OF REPORTING PERSON (See Instructions) PN

CUSIP No. G3402M102	SCHEDULE 13D

1	NAMES OF REPORTING PERSONS Blackstone Tactical Opportunities LR Associates-B (Cayman) Ltd.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions) (a) ☒ (b) ☐
3	SEC USE ONLY
4	SOURCE OF FUNDS (See Instructions) OO
5	CHECK IF DISCLOSURE OF LEGAL PROCEEDING IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e) ☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION Cayman Islands, British West Indies
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER 0
	8	SHARED VOTING POWER 0
	9	SOLE DISPOSITIVE POWER 0
	10	SHARED DISPOSITIVE POWER 0
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 0
12	CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (See Instructions) ☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 0.0%
14	TYPE OF REPORTING PERSON (See Instructions) OO

CUSIP No. G3402M102	SCHEDULE 13D

1	NAMES OF REPORTING PERSONS Blackstone Holdings III L.P.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions) (a) ☒ (b) ☐
3	SEC USE ONLY
4	SOURCE OF FUNDS (See Instructions) OO
5	CHECK IF DISCLOSURE OF LEGAL PROCEEDING IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e) ☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION Quebec, Canada
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER 0
	8	SHARED VOTING POWER 0
	9	SOLE DISPOSITIVE POWER 0
	10	SHARED DISPOSITIVE POWER 0
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 0
12	CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (See Instructions) ☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 0.0%
14	TYPE OF REPORTING PERSON (See Instructions) PN

CUSIP No. G3402M102	SCHEDULE 13D

1	NAMES OF REPORTING PERSONS Blackstone Holdings III GP L.P.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions) (a) ☒ (b) ☐
3	SEC USE ONLY
4	SOURCE OF FUNDS (See Instructions) OO
5	CHECK IF DISCLOSURE OF LEGAL PROCEEDING IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e) ☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER 0
	8	SHARED VOTING POWER 0
	9	SOLE DISPOSITIVE POWER 0
	10	SHARED DISPOSITIVE POWER 0
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 0
12	CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (See Instructions) ☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 0.0%
14	TYPE OF REPORTING PERSON (See Instructions) PN

CUSIP No. G3402M102	SCHEDULE 13D

1	NAMES OF REPORTING PERSONS Blackstone Holdings III GP Management L.L.C.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions) (a) ☒ (b) ☐
3	SEC USE ONLY
4	SOURCE OF FUNDS (See Instructions) OO
5	CHECK IF DISCLOSURE OF LEGAL PROCEEDING IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e) ☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER 0
	8	SHARED VOTING POWER 0
	9	SOLE DISPOSITIVE POWER 0
	10	SHARED DISPOSITIVE POWER 0
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 0
12	CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (See Instructions) ☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 0.0%
14	TYPE OF REPORTING PERSON (See Instructions) OO

CUSIP No. G3402M102	SCHEDULE 13D

1	NAMES OF REPORTING PERSONS GSO Aiguille des Grands Montets Fund II LP
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions) (a) ☒ (b) ☐
3	SEC USE ONLY
4	SOURCE OF FUNDS (See Instructions) OO
5	CHECK IF DISCLOSURE OF LEGAL PROCEEDING IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e) ☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION Ontario, Canada
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER 0
	8	SHARED VOTING POWER 0
	9	SOLE DISPOSITIVE POWER 0
	10	SHARED DISPOSITIVE POWER 0
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 0
12	CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (See Instructions) ☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 0.0%
14	TYPE OF REPORTING PERSON (See Instructions) PN

CUSIP No. G3402M102	SCHEDULE 13D

1	NAMES OF REPORTING PERSONS GSO COF III AIV-5 LP
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions) (a) ☒ (b) ☐
3	SEC USE ONLY
4	SOURCE OF FUNDS (See Instructions) OO
5	CHECK IF DISCLOSURE OF LEGAL PROCEEDING IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e) ☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION Cayman Islands, British West Indies
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER 0
	8	SHARED VOTING POWER 0
	9	SOLE DISPOSITIVE POWER 0
	10	SHARED DISPOSITIVE POWER 0
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 0
12	CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (See Instructions) ☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 0.0%
14	TYPE OF REPORTING PERSON (See Instructions) PN

CUSIP No. G3402M102	SCHEDULE 13D

1	NAMES OF REPORTING PERSONS GSO COF III Co-Investment AIV-5 LP
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions) (a) ☒ (b) ☐
3	SEC USE ONLY
4	SOURCE OF FUNDS (See Instructions) OO
5	CHECK IF DISCLOSURE OF LEGAL PROCEEDING IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e) ☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION Cayman Islands, British West Indies
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER 0
	8	SHARED VOTING POWER 0
	9	SOLE DISPOSITIVE POWER 0
	10	SHARED DISPOSITIVE POWER 0
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 0
12	CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (See Instructions) ☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 0.0%
14	TYPE OF REPORTING PERSON (See Instructions) PN

CUSIP No. G3402M102	SCHEDULE 13D

1	NAMES OF REPORTING PERSONS GSO Co-Investment Fund-D LP
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions) (a) ☒ (b) ☐
3	SEC USE ONLY
4	SOURCE OF FUNDS (See Instructions) OO
5	CHECK IF DISCLOSURE OF LEGAL PROCEEDING IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e) ☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER 0
	8	SHARED VOTING POWER 0
	9	SOLE DISPOSITIVE POWER 0
	10	SHARED DISPOSITIVE POWER 0
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 0
12	CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (See Instructions) ☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 0.0%
14	TYPE OF REPORTING PERSON (See Instructions) PN

CUSIP No. G3402M102	SCHEDULE 13D

1	NAMES OF REPORTING PERSONS GSO Credit Alpha Fund LP
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions) (a) ☒ (b) ☐
3	SEC USE ONLY
4	SOURCE OF FUNDS (See Instructions) OO
5	CHECK IF DISCLOSURE OF LEGAL PROCEEDING IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e) ☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER 0
	8	SHARED VOTING POWER 0
	9	SOLE DISPOSITIVE POWER 0
	10	SHARED DISPOSITIVE POWER 0
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 0
12	CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (See Instructions) ☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 0.0%
14	TYPE OF REPORTING PERSON (See Instructions) PN

CUSIP No. G3402M102	SCHEDULE 13D

1	NAMES OF REPORTING PERSONS GSO Churchill Partners LP
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions) (a) ☒ (b) ☐
3	SEC USE ONLY
4	SOURCE OF FUNDS (See Instructions) OO
5	CHECK IF DISCLOSURE OF LEGAL PROCEEDING IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e) ☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION Cayman Islands, British West Indies
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER 0
	8	SHARED VOTING POWER 0
	9	SOLE DISPOSITIVE POWER 0
	10	SHARED DISPOSITIVE POWER 0
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 0
12	CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (See Instructions) ☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 0.0%
14	TYPE OF REPORTING PERSON (See Instructions) PN

CUSIP No. G3402M102	SCHEDULE 13D

1	NAMES OF REPORTING PERSONS GSO Credit-A Partners LP
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions) (a) ☒ (b) ☐
3	SEC USE ONLY
4	SOURCE OF FUNDS (See Instructions) OO
5	CHECK IF DISCLOSURE OF LEGAL PROCEEDING IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e) ☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER 0
	8	SHARED VOTING POWER 0
	9	SOLE DISPOSITIVE POWER 0
	10	SHARED DISPOSITIVE POWER 0
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 0
12	CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (See Instructions) ☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 0.0%
14	TYPE OF REPORTING PERSON (See Instructions) PN

CUSIP No. G3402M102	SCHEDULE 13D

1	NAMES OF REPORTING PERSONS GSO Harrington Credit Alpha Fund (Cayman) L.P.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions) (a) ☒ (b) ☐
3	SEC USE ONLY
4	SOURCE OF FUNDS (See Instructions) OO
5	CHECK IF DISCLOSURE OF LEGAL PROCEEDING IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e) ☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION Cayman Islands, British West Indies
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER 0
	8	SHARED VOTING POWER 0
	9	SOLE DISPOSITIVE POWER 0
	10	SHARED DISPOSITIVE POWER 0
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 0
12	CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (See Instructions) ☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 0.0%
14	TYPE OF REPORTING PERSON (See Instructions) PN

CUSIP No. G3402M102	SCHEDULE 13D

1	NAMES OF REPORTING PERSONS GSO Capital Partners LP
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions) (a) ☒ (b) ☐
3	SEC USE ONLY
4	SOURCE OF FUNDS (See Instructions) OO
5	CHECK IF DISCLOSURE OF LEGAL PROCEEDING IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e) ☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER 0
	8	SHARED VOTING POWER 0
	9	SOLE DISPOSITIVE POWER 0
	10	SHARED DISPOSITIVE POWER 0
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 0
12	CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (See Instructions) ☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 0.0%
14	TYPE OF REPORTING PERSON (See Instructions) PN

CUSIP No. G3402M102	SCHEDULE 13D

1	NAMES OF REPORTING PERSONS GSO Advisor Holdings L.L.C.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions) (a) ☒ (b) ☐
3	SEC USE ONLY
4	SOURCE OF FUNDS (See Instructions) OO
5	CHECK IF DISCLOSURE OF LEGAL PROCEEDING IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e) ☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER 0
	8	SHARED VOTING POWER 0
	9	SOLE DISPOSITIVE POWER 0
	10	SHARED DISPOSITIVE POWER 0
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 0
12	CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (See Instructions) ☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 0.0%
14	TYPE OF REPORTING PERSON (See Instructions) OO

CUSIP No. G3402M102	SCHEDULE 13D

1	NAMES OF REPORTING PERSONS GSO Capital Opportunities Associates III LLC
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions) (a) ☒ (b) ☐
3	SEC USE ONLY
4	SOURCE OF FUNDS (See Instructions) OO
5	CHECK IF DISCLOSURE OF LEGAL PROCEEDING IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e) ☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER 0
	8	SHARED VOTING POWER 0
	9	SOLE DISPOSITIVE POWER 0
	10	SHARED DISPOSITIVE POWER 0
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 0
12	CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (See Instructions) ☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 0.0%
14	TYPE OF REPORTING PERSON (See Instructions) OO

CUSIP No. G3402M102	SCHEDULE 13D

1	NAMES OF REPORTING PERSONS GSO COF III Co-Investment Associates LLC
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions) (a) ☒ (b) ☐
3	SEC USE ONLY
4	SOURCE OF FUNDS (See Instructions) OO
5	CHECK IF DISCLOSURE OF LEGAL PROCEEDING IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e) ☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER 0
	8	SHARED VOTING POWER 0
	9	SOLE DISPOSITIVE POWER 0
	10	SHARED DISPOSITIVE POWER 0
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 0
12	CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (See Instructions) ☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 0.0%
14	TYPE OF REPORTING PERSON (See Instructions) OO

CUSIP No. G3402M102	SCHEDULE 13D

1	NAMES OF REPORTING PERSONS GSO Co-Investment Fund-D Associates LLC
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions) (a) ☒ (b) ☐
3	SEC USE ONLY
4	SOURCE OF FUNDS (See Instructions) OO
5	CHECK IF DISCLOSURE OF LEGAL PROCEEDING IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e) ☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER 0
	8	SHARED VOTING POWER 0
	9	SOLE DISPOSITIVE POWER 0
	10	SHARED DISPOSITIVE POWER 0
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 0
12	CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (See Instructions) ☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 0.0%
14	TYPE OF REPORTING PERSON (See Instructions) OO

CUSIP No. G3402M102	SCHEDULE 13D

1	NAMES OF REPORTING PERSONS GSO Credit Alpha Associates LLC
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions) (a) ☒ (b) ☐
3	SEC USE ONLY
4	SOURCE OF FUNDS (See Instructions) OO
5	CHECK IF DISCLOSURE OF LEGAL PROCEEDING IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e) ☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER 0
	8	SHARED VOTING POWER 0
	9	SOLE DISPOSITIVE POWER 0
	10	SHARED DISPOSITIVE POWER 0
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 0
12	CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (See Instructions) ☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 0.0%
14	TYPE OF REPORTING PERSON (See Instructions) OO

CUSIP No. G3402M102	SCHEDULE 13D

1	NAMES OF REPORTING PERSONS GSO Churchill Associates LLC
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions) (a) ☒ (b) ☐
3	SEC USE ONLY
4	SOURCE OF FUNDS (See Instructions) OO
5	CHECK IF DISCLOSURE OF LEGAL PROCEEDING IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e) ☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER 0
	8	SHARED VOTING POWER 0
	9	SOLE DISPOSITIVE POWER 0
	10	SHARED DISPOSITIVE POWER 0
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 0
12	CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (See Instructions) ☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 0.0%
14	TYPE OF REPORTING PERSON (See Instructions) OO

CUSIP No. G3402M102	SCHEDULE 13D

1	NAMES OF REPORTING PERSONS GSO Credit-A Associates LLC
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions) (a) ☒ (b) ☐
3	SEC USE ONLY
4	SOURCE OF FUNDS (See Instructions) OO
5	CHECK IF DISCLOSURE OF LEGAL PROCEEDING IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e) ☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER 0
	8	SHARED VOTING POWER 0
	9	SOLE DISPOSITIVE POWER 0
	10	SHARED DISPOSITIVE POWER 0
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 0
12	CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (See Instructions) ☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 0.0%
14	TYPE OF REPORTING PERSON (See Instructions) OO

CUSIP No. G3402M102	SCHEDULE 13D

1	NAMES OF REPORTING PERSONS GSO Harrington Credit Alpha Associates L.L.C.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions) (a) ☒ (b) ☐
3	SEC USE ONLY
4	SOURCE OF FUNDS (See Instructions) OO
5	CHECK IF DISCLOSURE OF LEGAL PROCEEDING IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e) ☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER 0
	8	SHARED VOTING POWER 0
	9	SOLE DISPOSITIVE POWER 0
	10	SHARED DISPOSITIVE POWER 0
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 0
12	CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (See Instructions) ☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 0.0%
14	TYPE OF REPORTING PERSON (See Instructions) OO

CUSIP No. G3402M102	SCHEDULE 13D

1	NAMES OF REPORTING PERSONS GSO Holdings I L.L.C.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions) (a) ☒ (b) ☐
3	SEC USE ONLY
4	SOURCE OF FUNDS (See Instructions) OO
5	CHECK IF DISCLOSURE OF LEGAL PROCEEDING IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e) ☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER 0
	8	SHARED VOTING POWER 0
	9	SOLE DISPOSITIVE POWER 0
	10	SHARED DISPOSITIVE POWER 0
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 0
12	CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (See Instructions) ☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 0.0%
14	TYPE OF REPORTING PERSON (See Instructions) OO

CUSIP No. G3402M102	SCHEDULE 13D

1	NAMES OF REPORTING PERSONS Blackstone Holdings I L.P.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions) (a) ☒ (b) ☐
3	SEC USE ONLY
4	SOURCE OF FUNDS (See Instructions) OO
5	CHECK IF DISCLOSURE OF LEGAL PROCEEDING IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e) ☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER 0
	8	SHARED VOTING POWER 0
	9	SOLE DISPOSITIVE POWER 0
	10	SHARED DISPOSITIVE POWER 0
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 0
12	CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (See Instructions) ☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 0.0%
14	TYPE OF REPORTING PERSON (See Instructions) PN

CUSIP No. G3402M102	SCHEDULE 13D

1	NAMES OF REPORTING PERSONS Blackstone Holdings II L.P.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions) (a) ☒ (b) ☐
3	SEC USE ONLY
4	SOURCE OF FUNDS (See Instructions) OO
5	CHECK IF DISCLOSURE OF LEGAL PROCEEDING IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e) ☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER 0
	8	SHARED VOTING POWER 0
	9	SOLE DISPOSITIVE POWER 0
	10	SHARED DISPOSITIVE POWER 0
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 0
12	CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (See Instructions) ☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 0.0%
14	TYPE OF REPORTING PERSON (See Instructions) PN

CUSIP No. G3402M102	SCHEDULE 13D

1	NAMES OF REPORTING PERSONS Blackstone Holdings I/II GP L.L.C.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions) (a) ☒ (b) ☐
3	SEC USE ONLY
4	SOURCE OF FUNDS (See Instructions) OO
5	CHECK IF DISCLOSURE OF LEGAL PROCEEDING IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e) ☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER 0
	8	SHARED VOTING POWER 0
	9	SOLE DISPOSITIVE POWER 0
	10	SHARED DISPOSITIVE POWER 0
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 0
12	CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (See Instructions) ☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 0.0%
14	TYPE OF REPORTING PERSON (See Instructions) OO

CUSIP No. G3402M102	SCHEDULE 13D

1	NAMES OF REPORTING PERSONS The Blackstone Group Inc.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions) (a) ☒ (b) ☐
3	SEC USE ONLY
4	SOURCE OF FUNDS (See Instructions) OO
5	CHECK IF DISCLOSURE OF LEGAL PROCEEDING IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e) ☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER 0
	8	SHARED VOTING POWER 0
	9	SOLE DISPOSITIVE POWER 0
	10	SHARED DISPOSITIVE POWER 0
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 0
12	CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (See Instructions) ☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 0.0%
14	TYPE OF REPORTING PERSON (See Instructions) CO

CUSIP No. G3402M102	SCHEDULE 13D

1	NAMES OF REPORTING PERSONS Blackstone Group Management L.L.C.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions) (a) ☒ (b) ☐
3	SEC USE ONLY
4	SOURCE OF FUNDS (See Instructions) OO
5	CHECK IF DISCLOSURE OF LEGAL PROCEEDING IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e) ☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER 0
	8	SHARED VOTING POWER 0
	9	SOLE DISPOSITIVE POWER 0
	10	SHARED DISPOSITIVE POWER 0
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 0
12	CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (See Instructions) ☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 0.0%
14	TYPE OF REPORTING PERSON (See Instructions) OO

CUSIP No. G3402M102	SCHEDULE 13D

1	NAMES OF REPORTING PERSONS Stephen A. Schwarzman
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions) (a) ☒ (b) ☐
3	SEC USE ONLY
4	SOURCE OF FUNDS (See Instructions) OO
5	CHECK IF DISCLOSURE OF LEGAL PROCEEDING IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e) ☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION United States of America
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER 0
	8	SHARED VOTING POWER 0
	9	SOLE DISPOSITIVE POWER 0
	10	SHARED DISPOSITIVE POWER 0
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 0
12	CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (See Instructions) ☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 0.0%
14	TYPE OF REPORTING PERSON (See Instructions) IN

Explanatory Note

This Amendment No. 3 (“Amendment No. 3”) to Schedule 13D amends the initial statement on Schedule 13D filed on December 11, 2017, as amended by Amendment No. 1 filed on October 5, 2018 and as amended by Amendment No. 2 filed on February 10, 2020 (as so amended, the “Schedule 13D”). This Amendment No. 3 is being filed to reflect the closing of the transactions contemplated by the Merger Agreement. Capitalized terms used but not defined in this Amendment No. 3 shall have the same meanings ascribed to them in the Schedule 13D.

Item 2.	Identity and Background.

Item 2 of the Schedule 13D is hereby supplemented by amending and restating Schedule 1 attached hereto.

Item 4.	Purpose of Transaction

Item 4 of the Schedule 13D is hereby supplemented as follows:

On June 1, 2020, the transactions contemplated by the Merger Agreement were consummated and, as a result, the Issuer became a wholly owned subsidiary of Fidelity National Financial, Inc. (“FNF”), and, accordingly, the Reporting Persons no longer have beneficial ownership of any Ordinary Shares.

In connection with the consummation of the transactions contemplated by the Merger Agreement, each Ordinary Share issued and outstanding as of immediately prior to the effective time of the First Merger (other than dissenting shares, shares held by the Issuer or any of its subsidiaries and shares held by FNF and any of its subsidiaries) was converted into the right to receive $12.50 in cash (the “Cash Consideration”) or 0.2558 shares of common stock, par value $0.0001 per share, of FNF, at the election of the holder thereof and subject to the proration mechanics set forth in the Merger Agreement.

Item 5.	Interest in Securities of the Issuer.

Item 5 of the Schedule 13D is hereby amended and restated as follows:

(a) and (b) As of the date hereof, the Reporting Persons do not beneficially own any Ordinary Shares.

Additionally, as of the date hereof, Menes Chee, an employee of Blackstone and/or one of its affiliates and a director of the Issuer, no longer holds any restricted stock units of the Issuer.

(c) Except as set forth in this Schedule 13D, none of the Reporting Persons or, to the best knowledge of the Reporting Persons, any other person named in Schedule I, has effected any transaction in the past 60 days in Ordinary Shares.

(d) To the best knowledge of the Reporting Persons, except as set forth herein, no person other than the Reporting Persons has the right to receive or the power to direct the receipt of dividends from, or the proceeds from the sale of, the securities beneficially owned by the Reporting Persons previously reported in this Item 5.

(e) On June 1, 2020, following the transaction set forth herein, each of the Reporting Persons ceased to be the beneficial owner of more than five percent of the shares of the Ordinary Shares.

Item 6.	Contracts, Arrangements, Understandings or Relationships with Respect to Securities of the Issuer

The information set forth or incorporated by reference in Item 4 is incorporated by reference in its entirety into this Item 6.

Upon the closing of the transactions contemplated by the Merger Agreement, the Voting Agreements were automatically terminated.

SIGNATURES

After reasonable inquiry and to the best of its or his knowledge and belief, each of the undersigned certifies that the information set forth in this statement is true, complete and correct.

Dated: June 3, 2020

THE BLACKSTONE GROUP INC.

By:	/s/ John G. Finley
Name:	John G. Finley
Title:	Chief Legal Officer

GSO HOLDINGS I L.L.C.

By:	/s/ John G. Finley
Name:	John G. Finley
Title:	Chief Legal Officer

BLACKSTONE HOLDINGS I L.P.
By: Blackstone Holdings I/II GP L.L.C., its general partner

By:	/s/ John G. Finley
Name:	John G. Finley
Title:	Chief Legal Officer

BLACKSTONE HOLDINGS II L.P.
By: Blackstone Holdings I/II GP L.L.C., its general partner

By:	/s/ John G. Finley
Name:	John G. Finley
Title:	Chief Legal Officer

GSO ADVISOR HOLDINGS L.L.C.
By: Blackstone Holdings I L.P., its sole member
By: Blackstone Holdings I/II GP L.L.C., its general partner

By:	/s/ John G. Finley
Name:	John G. Finley
Title:	Chief Legal Officer

BLACKSTONE HOLDINGS I/II GP L.L.C.

By:	/s/ John G. Finley
Name:	John G. Finley
Title:	Chief Legal Officer

BLACKSTONE GROUP MANAGEMENT L.L.C.

By:	/s/ John G. Finley
Name:	John G. Finley
Title:	Chief Legal Officer

BLACKSTONE HOLDINGS III L.P.
By: Blackstone Holdings III GP L.P., its general partner
By: Blackstone Holdings III GP Management L.L.C., its general partner

By:	/s/ John G. Finley
Name:	John G. Finley
Title:	Chief Legal Officer

BLACKSTONE HOLDINGS III G.P. L.P.
By: Blackstone Holdings III GP Management L.L.C., its general partner

By:	/s/ John G. Finley
Name:	John G. Finley
Title:	Chief Legal Officer

BLACKSTONE HOLDINGS III GP MANAGEMENT L.L.C.

By:	/s/ John G. Finley
Name:	John G. Finley
Title:	Chief Legal Officer

BLACKSTONE TACTICAL OPPORTUNITIES LR ASSOCIATES-B (CAYMAN) LTD.
By: Blackstone Capital Partners Holdings Director L.L.C., its director

By:	/s/ John G. Finley
Name:	John G. Finley
Title:	Chief Legal Officer

STEPHEN A. SCHWARZMAN

/s/ Stephen A. Schwarzman

GSO AIGUILLE DES GRANDS MONTETS FUND II LP
By: GSO Capital Partners LP as Attorney-in-Fact

By:	/s/ Marisa Beeney
Name:	Marisa Beeney
Title:	Authorized Signatory

GSO COF III AIV-5 LP
By: GSO Capital Opportunities Associates III LLC, its general partner

By:	/s/ Marisa Beeney
Name:	Marisa Beeney
Title:	Authorized Signatory

GSO COF III CO-INVESTMENT AIV-5 LP
By: GSO COF III Co-Investment Associates LLC, its general partner

By:	/s/ Marisa Beeney
Name:	Marisa Beeney
Title:	Authorized Signatory

GSO CO-INVESTMENT FUND-D LP
By: GSO Co-Investment Fund-D Associates LLC, its general partner

By:	/s/ Marisa Beeney
Name:	Marisa Beeney
Title:	Authorized Signatory

GSO CREDIT ALPHA FUND LP
By: GSO Credit Alpha Associates LLC, its general partner

By:	/s/ Marisa Beeney
Name:	Marisa Beeney
Title:	Authorized Signatory

GSO CHURCHILL PARTNERS LP
By: GSO Churchill Associates LLC, its general partner

By:	/s/ Marisa Beeney
Name:	Marisa Beeney
Title:	Authorized Signatory

GSO CREDIT-A PARTNERS LP
By: GSO Credit-A Associates LLC, its general partner

By:	/s/ Marisa Beeney
Name:	Marisa Beeney
Title:	Authorized Signatory

GSO HARRINGTON CREDIT ALPHA FUND (CAYMAN) L.P.
By: GSO Harrington Credit Alpha Associates L.L.C., its general partner

By:	/s/ Marisa Beeney
Name:	Marisa Beeney
Title:	Authorized Signatory

GSO CAPITAL PARTNERS LP

By:	/s/ Marisa Beeney
Name:	Marisa Beeney
Title:	Authorized Signatory

GSO CAPITAL OPPORTUNITIES ASSOCIATES III LLC

By:	/s/ Marisa Beeney
Name:	Marisa Beeney
Title:	Authorized Signatory

GSO COF III CO-INVESTMENT ASSOCIATES LLC

By:	/s/ Marisa Beeney
Name:	Marisa Beeney
Title:	Authorized Signatory

GSO CO-INVESTMENT FUND-D ASSOCIATES LLC

By:	/s/ Marisa Beeney
Name:	Marisa Beeney
Title:	Authorized Signatory

GSO CREDIT ALPHA ASSOCIATES LLC

By:	/s/ Marisa Beeney
Name:	Marisa Beeney
Title:	Authorized Signatory

GSO CHURCHILL ASSOCIATES LLC

By:	/s/ Marisa Beeney
Name:	Marisa Beeney
Title:	Authorized Signatory

GSO CREDIT-A ASSOCIATES LLC

By:	/s/ Marisa Beeney
Name:	Marisa Beeney
Title:	Authorized Signatory

GSO HARRINGTON CREDIT ALPHA ASSOCIATES L.L.C.

By:	/s/ Marisa Beeney
Name:	Marisa Beeney
Title:	Authorized Signatory

CFS HOLDINGS (CAYMAN) MANAGER L.L.C.

By:	/s/ Menes O. Chee
Name:	Menes O. Chee
Title:	Manager

CFS HOLDINGS II (CAYMAN), L.P.
By: CFS Holdings (Cayman) Manager L.L.C., its general partner

By:	/s/ Menes O. Chee
Name:	Menes O. Chee
Title:	Manager

CFS HOLDINGS (CAYMAN), L.P.
By: CFS Holdings (Cayman) Manager L.L.C., its general partner

By:	/s/ Menes O. Chee
Name:	Menes O. Chee
Title:	Manager

[FGL Holdings — Schedule 13D/A]

SCHEDULE 1

Executive Officers and Directors of The Blackstone Group Inc.

The name and principal occupation of each director and executive officer of The Blackstone Group Inc. are set forth below. The address for each person listed below is c/o The Blackstone Group Inc., 345 Park Avenue, New York, New York 10154. All executive officers and directors listed are United States citizens other than The Honorable Brian Mulroney, who is a citizen of Canada, and Sir John Antony Hood, who is a citizen of New Zealand.

OFFICERS:

Name	Present Principal Occupation or Employment

Stephen A. Schwarzman	Founder, Chairman and Chief Executive Officer of The Blackstone Group Inc.

Jonathan D. Gray	President, Chief Operating Officer of The Blackstone Group Inc.

Hamilton E. James	Executive Vice Chairman of The Blackstone Group Inc.

Michael S. Chae	Chief Financial officer of The Blackstone Group Inc.

John G. Finley	Chief Legal Officer of The Blackstone Group Inc.

DIRECTORS:

Name	Present Principal Occupation or Employment

Stephen A. Schwarzman	Founder, Chairman and Chief Executive Officer of The Blackstone Group Inc.

Jonathan D. Gray	President, Chief Operating Officer of The Blackstone Group Inc.

Hamilton E. James	Executive Vice Chairman of The Blackstone Group Inc.

Kelly A. Ayotte	Former United States Senator from New Hampshire

Joseph P. Baratta	Global Head of Private Equity at The Blackstone Group Inc.

James W. Breyer	Founder and Chief Executive Officer of Breyer Capital

Sir John Antony Hood	President and Chief Executive Officer of the Robertson Foundation and Chair of the Rhodes Trust

Rochelle B. Lazarus	Chairman Emeritus & Former Chief Executive Officer, Ogilvy & Mather Worldwide

Jay O. Light	Dean Emeritus, Harvard Business School

The Right Honorable Brian Mulroney	Senior Partner and International Business Consultant for the Montreal law firm, Norton Rose Canada LLP

William G. Parrett	Retired CEO and Senior Partner, Deloitte (Deloitte Touche Tohmatsu)